                                                                     EXHIBIT 4.1

                                   DEBENTURES

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER.

                  THIS INFORMATION IS DISTRIBUTED PURSUANT TO AN EXEMPTION FOR SMALL OFFERINGS UNDER THE RULES OF THE COLORADO SECURITIES DIVISION. THE SECURITIES DIVISION HAS NEITHER REVIEWED OR APPROVED ITS FORM OR CONTENT. THE SECURITIES DESCRIBED MAY ONLY BE PURCHASED BY "ACCREDITED INVESTORS" AS DEFINED BY RULE 504 OF SEC REGULATION D AND THE RULES OF THE COLORADO SECURITIES DIVISION.

SPA-001                                                           US $1,000,000



                        VACATION OWNERSHIP MARKETING INC.

      8% SERIES SPA SENIOR SUBORDINATED CONVERTIBLE REDEEMABLE DEBENTURES
                               DUE AUGUST 27, 2003


                  THIS DEBENTURE of Vacation Ownership Marketing, Inc., a corporation duly organized and existing under the laws of Delaware ("COMPANY"), designated as its 8% Series SPA Senior Subordinated Convertible Debentures Due August 27, 2003, in an aggregate principal face amount not exceeding One Million Dollars (U.S. $1,000,000), which Debentures are being purchased at 87% of the face amount of such Debentures.

                  FOR VALUE RECEIVED, the Company promises to pay to the


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registered holders hereof and their authorized successors and permitted assigns, as set forth on Schedule A hereto ("HOLDER"), the aggregate principal face of One Million Dollars (U.S. $1,000.000) on August 27, 2003 ("MATURITY DATE"), and to pay interest on the principal sum outstanding, at the rate of 8% per annum commencing September 27, 2003 and due in full at the Maturity Date pursuant to paragraph 4(b) herein. Accrual of outstanding principal sum has been made or duly provided for. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures ("DEBENTURE REGISTER"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Securities Subscription Agreement dated as of August 27, 2001 between VAOW Acquisition Corp. and the Holder ("SUBSCRIPTION AGREEMENT"), which Subscription Agreement has been assigned to and assumed by the Company. The principal of, and interest on, this Debenture are payable at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

                  This Debenture is subject to the following additional provisions:

                  1. The Debentures are issuable in denominations of Five Thousand Dollars (US$5,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $5,000. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

                  2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under the applicable laws.

                  3. This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("ACT") and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Debenture, electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that the Debenture is being converted ("NOTICE OF CONVERSION") in the form annexed hereto as EXHIBIT
I. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

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                  4.(a) The Holder of this Debenture is entitled, at its option, at any time immediately following execution of this Agreement and delivery of the Debenture hereof, to convert all or any amount over $5,000 of the principal face amount of this Debenture then outstanding into freely tradeable shares of common stock, no par value per share, of the Company without restrictive legend of any nature ("COMMON STOCK"), at a conversion price ("CONVERSION PRICE") for each share of Common Stock equal to 70% of the lowest closing bid price of the Common Stock as reported on the OTC Electronic Bulletin Board or any exchange on which the Company's shares are traded ("OTCBB") for any trading day on which a Notice of Conversion is received by the Company, provided such Notice of Conversion is delivered by fax to the Company between the hours of 4 P.M.
Eastern Standard or Daylight Savings Time and 7 P.M. Eastern Standard or
Daylight Savings Time, or for any of the 3 consecutive trading days immediately preceding the date of receipt by the Company of each Notice of Conversion ("CONVERSION SHARES"). If the number of resultant Conversion Shares would as a matter of law or pursuant to regulatory authority require the Company to seek shareholder approval of such issuance, the Company shall, as soon as practicable, take the necessary steps to seek such approval. Such conversion shall be effectuated, as provided in a certain Escrow Agreement executed simultaneously with this Debenture, by the Company delivering the Conversion Shares to the Holder within 5 business days of receipt by the Company of the Notice of Conversion. Once the Holder has received such Conversion Shares, the Escrow Agent shall surrender the Debentures to be converted to the Company, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

                  (b) Interest at the rate of 8% per annum shall be paid by issuing Common Stock of the Company as follows: Based on 70% of the lowest closing bid price of the Common Stock as reported on the OTC Electronic Bulletin Board or any exchange on which the Company's shares are traded ("OTCBB") for any trading day on which a Notice of Conversion is received by the Company, provided such Notice of Conversion is delivered by fax to the Company between the hours of 4 P.M. Eastern Standard or Daylight Savings Time and 7 P.M. Eastern Standard or Daylight Savings Time, or for any of the 3 consecutive trading days immediately preceding the date of receipt by the Company of each Notice of Conversion ("MARKET PRICE"), the Company shall issue to the Holder shares of Common Stock in an amount equal to the total monthly interest accrued and due divided by 70% of the Market Price ("INTEREST SHARES"). The dollar amount of interest payable pursuant to this paragraph 4(b) shall be calculated based upon the total amount of payments actually made by the Holder in connection with the purchase of the Debentures at the time any interest payment is due. If such payment is made by check, interest shall accrue beginning 10 days from the date the check is received by the Company. If such payment is made by wire transfer directly into the Company's account, interest shall accrue beginning on the date the wire transfer is received by the Company. Common Stock issued pursuant hereto shall be issued pursuant to Rule 504 of Regulation D in accordance with the terms of the Subscription Agreement.

                  (c) At any time after 90 days the Company shall have the option to pay to the Holder 130% of the principal amount of the Debenture, in full, to the extent conversion has not occurred pursuant to paragraph 4(a) herein, or pay upon maturity if the Debenture is not converted. The Company shall give the Holder 5 days written notice and the Holder during such 5 days shall have the option to convert the Debenture or any part thereof into shares of Common Stock at the Conversion Price set forth in paragraph 4(a) of this Debenture.

                  (c) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, or (ii) a consolidation, merger or amalgamation of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i) and (ii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of any Holder, redeem the Debentures registered in the name of such Holder in cash for 130% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Debenture (together with the amount of accrued but unpaid interest) into shares of Common Stock of the surviving entity at the Conversion Price.

                  (d) In case of any reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Seller is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), the Company shall cause effective provision to be made so that the Holder of this Debenture shall have the right thereafter, by converting this Debenture, to purchase or convert this Debenture into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Debentures and at the same Conversion Price, as defined in the Debenture, immediately prior to such reclassification, capital reorganization or other change, consolidation or merger. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations or mergers. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

                  5. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the form, herein prescribed.

                  6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

                  7. The Company agrees to pay all costs and expenses, including

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reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

                  8. If one or more of the following described "Events of Default" shall occur and continue for 30 days, unless a different time frame is noted below:

                  (a) The Company shall default in the payment of principal or interest on this Debenture; or

                  (b) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made or the Company shall violate any covenants in the Subscription Agreement including but not limited to
                           Section 5(b) or 10; or

                  (c) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and the Subscription Agreement and such failure shall continue uncured for a period of thirty (30) days after notice from the Holder of such failure; or

                  (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

                  (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                  (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

                  (g) Any money judgment, writ or warrant of attachment, or similar process, in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five
                           (5) days prior to the date of any proposed sale thereunder; or

                  (h) Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

                  (i) The Company shall have its Common Stock delisted from the over-the- counter market or other market or exchange on which the Common Stock is or becomes listed or, if the Common Stock trades, then trading in the Common Stock shall be suspended for more than 10 consecutive days; or

                  (j) The Company shall not deliver to the Buyer the Common Stock pursuant to paragraph 4 herein without restrictive legend within 5 business days.

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

                  9. This Debenture represents a prioritized obligation of the Company. However, no recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                  10. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

                  11. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

                  12. This Debenture shall be governed by and construed in accordance with the laws of Colorado applicable to contracts made and wholly to be performed within the State of Colorado and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Colorado. At Holder's election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in Denver and pursuant to its rules. Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

                  {REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: September 19, 2001


                                       VACATION OWNERSHIP
                                       MARKETING INC.

                                       By:        /s/ BRAULIO GUTIERREZ
                                          -------------------------------------
                                                Braulio Gutierrez
                                       Title:   President

SPA SERIES                          EXHIBIT I
                              NOTICE OF CONVERSION

   (To be Executed by the Registered Holder in order to Convert the Debenture)

                  The undersigned hereby irrevocably elects to convert $___________ of the above Debenture No. _______ into Shares of Common Stock of Vacation Ownership Marketing, Inc. according to the conditions set forth in such Debenture, as of the date written below.

                  If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion________________________________________________

Applicable Conversion Price________________________________________

Signature__________________________________________________________
               [Print Name of Holder and Title of Signer]

]Address:___________________________________________________________

___________________________________________________________________

SSN or EIN: _______________________________________________________
Shares are to be registered in the following name:

Name: _____________________________________________________________

Address:___________________________________________________________

Tel:_______________________________________________________________

Fax:_______________________________________________________________

SSN or EIN:________________

Shares are to be sent or delivered to the following account:

Account Name:______________________________________________________

Address:___________________________________________________________

                                   SCHEDULE A

                                   DEBENTURES

                                                  AGGREGATE PRINCIPAL
                NAME/ADDRESS                      AMOUNT OF DEBENTURES          PURCHASE PRICE
                ------------                      --------------------          --------------
Suffern Investors LLC                                   $333,000                   $289,710
5144 Academy Boulevard, No. 404
Colorado Springs, Colorado 80918

Shea Holdings LLC                                       $333,000                   $289,710
5023 West 120th Avenue, No.246
Broomfield, Colorado 80020

PEYU Holdings LLC                                       $334,000                   $290,580
11001 West 120th Avenue, No. 400
Broomfield, Colorado 80021
--------------------------------------------- ----------------------------  ----------------------  ----------------------
TOTAL                                                  $1,000,000                  $870,000
--------------------------------------------- ----------------------------  ----------------------  ----------------------
